As filed with the Securities and Exchange Commission on December 9, 2022

Registration No. 333-257052

Registration No. 333-264980

Registration No. 333-249723

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-257052

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-264980

POST-EFFECTIVE AMENDMENT NO. 2 ON FORM S-8, TO FORM S-4 REGISTRATION STATEMENT NO. 333-249723

UNDER

THE SECURITIES ACT OF 1933

CARLOTZ, INC.

(Exact name of Registrant as specified in its charter)

Delaware	83-2456129
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

c/o Shift Technologies, Inc. 290 Division Street, Suite 400 San Francisco, California	94103
(Address of Principal Executive Offices)	(Zip Code)

CARLOTZ, INC. 2020 INCENTIVE AWARD PLAN

NON-PLAN INDUCEMENT RESTRICTED STOCK UNIT AWARDS

NON-PLAN INDUCEMENT STOCK OPTION AWARDS

CARLOTZ, INC. 2017 STOCK OPTION PLAN

CARLOTZ, INC. 2011 STOCK INCENTIVE PLAN

(Full Titles of Plans)

Jeff Clementz

Chief Executive Officer

290 Division Street, Suite 400

San Francisco, California 94103

(Name and Address of Agent for Service)

(855) 575-6739

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Martin C. Glass

Jenner & Block LLP

1155 Avenue of the Americas

New York, New York 10036

(212) 891-1672

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. □

DEREGISTRATION OF SECURITIES

CarLotz, Inc., a Delaware corporation (the “Company”), is filing these Post-Effective Amendments to each of the following Registration Statements on Form S-8 (collectively, the “Prior Registration Statements”) to terminate all offerings under the Prior Registration Statements filed with the U.S. Securities and Exchange Commission (the “SEC”) and to deregister any and all shares of Class A common stock, par value $0.0001 per share, of the Company (“Company Common Stock”) that remain unsold as of the date hereof, together with any and all other securities registered but unsold as of the date hereof thereunder:

1.	Registration Statement on Form S-8 (No. 333-257052) filed with the SEC on June 11, 2021, registering 9,531,857 shares of Company Common Stock issuable pursuant to the Company’s 2020 Incentive Award Plan;

2.	Registration Statement on Form S-8 (No. 333-264980) filed with the SEC on May 16, 2022, registering 10,925,000 shares of Company Common Stock issuable pursuant to restricted stock units granted to six newly hired employees on May 16, 2022 and 625,000 shares of Company Common Stock issuable pursuant to stock options granted to three newly hired employees on May 16, 2022; and

3.	Post-Effective Amendment No. 1 on Form S-8, to Form S-4 Registration Statement (No. 333-249723) filed with the SEC on June 11, 2021, registering 4,358,453 shares of Company Common Stock issuable pursuant to the Company’s 2017 Stock Option Plan, as amended, and 1,672,614 shares of Company Common Stock issuable pursuant to the Company’s 2011 Stock Incentive Plan, as amended.

On December 9, 2022, pursuant to an Agreement and Plan of Merger dated August 9, 2022 (the “Merger Agreement”), by and among Shift Technologies, Inc., a Delaware corporation (“Parent”), Shift Remarketing Operations, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company, Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), and each outstanding share of Company Common Stock (other than Company Common Stock owned or held in treasury by the Company, which was cancelled for no consideration) was converted into the right to receive 0.705241 of a share (the “Exchange Ratio”) of Class A common stock, par value $0.0001 per share, of Parent (“Parent Common Stock”), rounded up to the nearest whole share for any fractional shares of Parent Common Stock that would have been issued to any stockholder resulting from the calculation (the “Merger Consideration”). At the effective time of the Merger (the “Effective Time”), (i) each vested time-based and performance-based restricted stock unit award (including any such awards that vest at the Effective Time) were converted into the right to receive the Merger Consideration in respect of each underlying share of Company Common Stock, less applicable tax withholding, and (ii) each other restricted stock unit award was assumed by Parent and converted into an award relating to Parent Common Stock, with appropriate adjustments to the numbers of shares and share price thresholds to reflect the Exchange Ratio, in each case in accordance with the terms set forth the Merger Agreement. In addition, at the Effective Time each option to purchase Company Common Stock and warrant to purchase Company Common Stock was assumed by Parent and converted into an option or warrant, as the case may be, to purchase Parent Common Stock, in each case with appropriate adjustments to the numbers of shares and exercise prices to reflect the Exchange Ratio, in accordance with the terms set forth in the Merger Agreement.

In connection with the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Prior Registration Statements. In accordance with undertakings made by the Company in the Prior Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all such securities of the Company registered but not sold or otherwise issued under the Prior Registration Statements, if any, as of the date hereof. The Prior Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Company hereby terminates the effectiveness of the Prior Registration Statements and their respective amendments.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on December 9, 2022.

CARLOTZ, INC.
(Registrant)

By:	/s/ Jeff Clementz
Name:	Jeff Clementz
Title:	Chief Executive Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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